Exhibit 77Q2

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of any Forms 3, 4 and 5
and/or representations furnished to the Fund,
Brian Kerrane filed an Initial Statement of
Beneficial Ownership of Securities on Form 3,
which showed no ownership of Fund shares, after
the required time period. The late filing did
not relate to any transactions in Fund shares but
rather to his election as Chief Operating Officer
during the fiscal year ended November 30, 2015.